ARTICLES SUPPLEMENTARY

GENERAL MUNICIPAL MONEY MARKET FUND, INC., a Maryland corporation having its principal office in the State of Maryland at 32 South Street, Baltimore, Maryland (herein called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation that:

First:   The aggregate number of shares of Common Stock that the Corporation has authority to issue is increased by one billion (1,000,000,000) shares, all of which one billion (1,000,000,000) shares shall be classified as shares of Class B Common stock.

Second:   The shares of Class B Common Stock classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH, Section (5) of the Corporation’s Charter.

Third:   Immediately before the increase in the aggregate number of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue fifteen billion (15, 000,000,000) shares of stock, all of which were shares of Common Stock, having a par value of one cent ($.01) each, and an aggregate per value of one hundred fifty million dollars ($150,000,000).

Fourth:   As hereby increased and classified, the total number of share of stock which the Corporation has authority to issue is sixteen billion (16,000,000,0000) shares, all of which are shares of Common Stock, with a par value of one cent ($.01) per share, having an aggregate par value of one hundred sixty million dollars ($160,000,000), of which one billion (1,000,000,000) shares are classified as shares of Class B Common Stock and fifteen billion (15,000,000,000) shares remain shares of unclassified Common Stock (marketed as Class A shares), all having a par value of one cent ($.01) each.

Fifth:  The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

Sixth:   The Board of Directors of the Corporation increased the total number of shares of capital stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the increased shares pursuant to authority provided in the Corporation’s Charter.

The undersigned Vice President acknowledges these Article Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and approval set forth in these Articles are true in all material respects and that this statement is made under penalties of perjury.

IN WITNESS WHEREOF, GENERAL MUNICIPAL MONEY MARKET FUND, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on January 11, 1995.

GENERAL MUNICIPAL MONEY MARKET FUND, INC.

By: /s/ Eric B. Fischman

Eric B. Fischman, Vice President

Witness:

/s/ Ruth D. Leibert

Ruth D. Leibert,

    Assistant Secretary